LINENS 'N THINGS, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (in thousands, except share amounts)

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                                                                     For the First Quarter Ended
                                                                 -------------------------------------
                                                                    April 3,            March 28,
                                                                      1999                 1998
                                                                 ---------------     -----------------
                                                                             (Unaudited)
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Basic

    Weighted-average number of shares outstanding                        39,156                38,763
                                                                 ===============    ==================

    Net income applicable to common shares                               $3,595                $1,475
                                                                 ===============    ==================

    Per share amounts
        Net income per share                                             $ 0.09                $ 0.04
                                                                 ===============    ==================

Diluted

    Weighted-average number of shares outstanding                        40,862                40,206
                                                                 ===============    ==================

    Net income applicable to common shares                               $3,595                $1,475
                                                                 ===============    ==================

    Per share amounts
        Net income per share                                             $ 0.09                $ 0.04
                                                                 ===============    ==================


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